EXHIBIT 99.1

MAY 08, 2012 / 12:30PM GMT, BR - Q3 2012 Broadridge Financial Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Rick Rodick Broadridge Financial Solutions, Inc. - IR

Rich Daly Broadridge Financial Solutions, Inc. - CEO

Dan Sheldon Broadridge Financial Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Christopher Donat Sandler O’Neill & Partners - Analyst

Rayna Kumar Evercore Partners - Analyst

James Kissane BofA Merrill Lynch - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

Good morning. I am Marcus and I am your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions third quarter fiscal year 2012 earnings conference call. The call is being recording and all lines have been placed on mute to prevent background noise. There will be a question and answer period after speakers’ remarks. Please try to limit your questions to one per participant. I would now like to turn the conference over to Rick Rodick, Vice President of Investor Relations. Please go ahead, sir.

Rick Rodick - Broadridge Financial Solutions, Inc. - IR

Thank you. Good morning everyone and welcome to the Broadridge quarterly earnings call and web cast for the third quarter of fiscal year 2012. This morning, I am here with Rich Daly, Chief Executive Officer of Broadridge, and Dan Sheldon, Chief Financial Officer of Broadridge. I’m sure by now, everyone’s had the opportunity to read the earnings release we issued this morning. The news release and slide presentation that accompanies today’s earnings call and web cast can be found on the Investor Relations home page of our website at Broadridge.com. During today’s conference, call we will discuss some forward-looking statements regarding Broadridge that involve risks. These risks are summarized here on slide number 1, and we encourage participates refer to our SEC filings, including our Annual Report on form 10-K for a complete discussion of forward-looking statements and the risk factors faced by our business.

Before we begin, I would like to point out to everyone that, as a result of the Penson transaction we closed in the 4th quarter of fiscal year 2010, the clearing business is now showed as discontinued operations and our remaining outsourcing business is now part of the Security Processing solutions segment. Also, as a result of the reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations unless otherwise stated. Our non-GAAP results exclude the impact of the Penson impairment charges and IBM migration costs. These one-time costs are significant and we believe the non-GAAP information provides a better representation of our actual performance.

Now let’s turn to slide number 2 and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights for the third quarter of fiscal year 2012, followed by discussion of a few key topics. Dan Sheldon will then review the third quarter of fiscal year 2012 financial results in further detail. Rich will then return and provide his overall summary and some closing thoughts before we head into the question and answering part of the call. Now, please turn to slide number 3, and I’ll turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, Rick. Good morning, everyone. This morning, as part of my opening remarks, I’ll talk about the following topics. First, I’ll start with an overview of our third quarter fiscal year 2012 financial highlights and guidance. Then I’ll discuss our closed sales performance. After Dan provides you more of the financial details, I’ll wrap it up, as usual, with my closing comments. Let’s start on slide 4. Our third quarter fiscal year 2012 financial highlights. Overall, I’m satisfied with our third-quarter financial results. While total revenues were up 4% for the quarter, verses fiscal year 2011, recurring revenues were up 9%. The recurring revenue increase was a result of net new business, internal growth, and acquisitions.

Approximately 50% of the growth was organic, and 50% was related to our recent acquisitions. Client revenue retention remained very strong at 99%; however, event-driven revenues declined slightly. Year-to-date revenues were up 8%, while recurring revenues were up 13%. The year-to-date revenue growth was attributable to the same factors that impacted the quarter. I am pleased with our non-GAAP diluted earnings-per-share results. They were up 12%, to $0.28 per share for the third quarter, and 25% to $0.55 per share year-to-date, as compared with the comparable period in fiscal year 2011. This increase was driven primarily by the higher revenues and our focus on course containment.

In the first quarter, we completed the balance of the Penson conversion, such that 100% of Penson’s accounts are now fully processing on our platform. Annual revenues, under the original term of the Outsourcing Services Agreement, are approximately $50 million. The low interest-rate environment continues to be a financial challenge for clearing firms. Penson announced, on March 13th, 2012, that it had entered into a Restructuring Support Agreement, or RSA, with Broadridge and several other debt holders. The RSA provides for proposed transactions related to the restructuring of Penson’s debt, including the seller note held by Broadridge. Specifically, the RSA provides that Penson that will launch an exchange offer by May 14th, pursuant to which it will offer to exchange our seller note for newly issued shares of Penson. Careful analysis of this situation lead to Broadridge recording a $21 million impairment charge in our other segment, and other expenses in the Consolidated Statements of Earnings at March 31, 2012.

We will continue to monitor all of Penson’s restructuring efforts with great interest. While I am disappointed that we had to record a impairment charge, Penson has fully converted on to our platform which adds Penson to the longest appliance whose scope of responsibilities, including the protection of customer assets, is dependent on the ongoing processing of books and records by Broadridge. We are reaffirming our non-GAAP full-year earnings-per-share guidance of $1.50 to $1.60. Our revenue guidance is now 7% to 8% growth, down slightly from last quarter primarily due to lower distribution and event-driven revenues. We have been able to offset the earnings related to the revenue shortfall with cost management.

Now, let’s turn to slide 5. I am pleased with our occurring revenue closed sales results. We believe recurring revenue closed sales is our most important sales metric to monitor, as it is a good indicator of future revenue growth. In addition, we anticipate that approximately 50% of our full-year revenue growth will be generated by closed sales. Year-to-date recurring revenue closed sales of $79 million increased 10%, verses $72 million for the first 9 months of fiscal 2011. Our investor communications segment continues to have very strong recurring revenue closed sale this fiscal year.

Year-to-date sales of $44 million were up more than 50%, as compared with the first 9 months of fiscal year 2011. Our sales results have also been solid in our SPS segment. Year-to-date recurring revenue closed sales were $35 million, and, although they were down from fiscal year 2011, last year’s closed sales included a very large $20 million strategic sale. Even though excluding that large transaction, SPS recurring revenue closed sales were up. We would prefer both traditional recurring revenue deals and large deals to be up year-over-year.

I’m also very pleased with our sales pipeline. Our sales pipeline is across all of our businesses and is strong and growing. To be on pipeline, there needs to be a meeting with the client and a level of interest. There can be a long way between being in the pipeline and closing the deal. However, we have more opportunity today than we have ever had. We have a lot of product in the pipeline and some have the potential to become hot products, as I like to call them. The overall breadth of our product activity includes data management capabilities through access data, asset growth through matrix, digital communications through Volly, growing issue of services, expanding buy-side activities through Paladyne, and reengineering the back office with our outsourcing capabilities. All of this provides us with multiple paths to strong incremental sales, which will lead to solid revenue growth.

We have worked very hard to get ourselves positioned with products to enable growth every year. Therefore, we are reaffirming our full-year recurring revenue closed sales guidance of $110 million to $150 million. Now, I’ll turn the call over to Dan who’ll go into more detail about the third quarter’s financial results. Dan?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Thanks, Rich. I’m on slide 6, the revenue growth driver’s EBIT and free cash flow. I’ll be focused on the three columns to the right side of the page. As Rich already mentioned, we had revenue growth of 4% and 8% for the quarter and year-to-date respectively. And we’re expecting 7% to 8% for the year. Focusing on the individual drivers as we move into the final quarter of this fiscal year, the recurring closed sales will contribute approximately 4% to consolidated revenues this year. We also expect, as Rich mentioned just now, $110 million to $150 million in closed sales this year. In order to achieve the high end of the range, we’ll need to have some of the larger deals we’re working on closed in the 4th quarter.

Our client losses have been running at approximately 1% for the year or, more appropriately, we’re running at a 99% retention rate. Our internal growth, which comes primarily from stock record positions and trade volumes, contributed to 1% for the quarter and are expected to contribute approximately 1% for the year. We were pleased that stock record positions for mutual funds were still growing in the high mid-single digits, and we are also expecting equity’s stock record growth to be positive this year. Trade volumes continue to be the challenge, at least in Q3. Although year-to-date equity trade volumes are flat to last year, for Q3 we are down approximately 11%, primarily driven by lower international trading activity.

Fixed income volumes were up slightly for the quarter, but not at the double-digit levels we had previously seen. In April, equity trade volumes were down 9%, and for the first few days in May, about flat to last year. So when you look it, the guidance we’re giving for the SPS segment, at the low end would be that we continue to see some deterioration in trade volumes, and at the high end at least may see some kind of recovery. With respect to acquisitions this year, we will contribute three points of growth, and as discussed last quarter, have been successfully integrated into the business. So, recurring revenue drivers are expected to contribute approximately 7% to consolidated revenue growth for the year.

As Rich mentioned, event-driven fee revenues are not rebounding at this point. However, at least in Q3, we were up from Q2, and we expect Q3 levels of approximately $35 million to continue into Q4. Distribution revenues expected to have little positive impact to the consolidated revenues for this year, and that is primarily driven by the lower event-driven. So, we’re pleased to a sale, our retention, and acquisition contribution, as well as some of our cost-savings measures, as they are all driving the expected full-year EBIT growth from last year’s 13.1% to at least 13.6%. The last bullet on the page shows free cash flow between $136 million and $188 million, and without the one-time impact of the IBM and Penson activity, the range would approximate $230 million to $280 million in pre-cash flow.

Let’s move to slide 7, The Penson impairment analysis. Over the last 9 months, we’ve taken approximately $32 million in non-cash P&L charges related to Penson. The $11 million charge year-to-date are an investment in Penson stock, relates to the eroded value of the stock price which we believe is other than temporary as we’ve discussed before. The $22 million charge related to the note receivable, relates to assumptions we’ve made related to the restructuring support agreement Rich discussed earlier. There remains $47 million in deferred client conversion costs on our balance sheet that represents cash already deployed for expenditures related to converting the Penson business, in the US and Canada, which we capitalize.

In reviewing these assets for impairment, we considered our terms and conditions of the Penson outsourcing agreement, the significant regulatory capital in the broker dealer as of December to operate that business during the restructuring activities, the payment status to Broadridge from Penson. And in addition, we go through a weighted average calculation of cash flows related to the $50 million – our revenue. Our conclusion, is that these assets are not impaired at this time, and we’ll continue to monitor these assets for impairment in future periods as we have in the past related to Penson. Our cue, which will be filed shortly, has disclosures on what I just reviewed above in notes 7 and 8. And next two slides and the appendix material address this segment and other material some of you have asked for, but in the interest of time I’m not going to review them during this call. Rich, I’ll turn it back to you.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay, thanks, Dan. Please turn to page 10 as usual for my summary wrap-up. I am satisfied with our operating results for the 9 months of fiscal year 2012. Recurring revenues were up 13% and total revenues were up 8%, as a result of strong recurring revenues driven by net new business, internal growth, acquisitions and excellent client retention. However, event-driven revenues have fallen to a new historic low. Our non-GAAP earnings per share were up 25%, verses the first 9 months of fiscal year 2011, due to our strong recurring revenue growth and course containment. Non-GAAP earnings were up $14 million year-to-date, and our non-GAAP earnings per share were up $0.11 to $0.55. We are on target this year for our sales guidance, and we anticipate achieving this without closing a large $10 million or greater deal.

As I said earlier, we are really pleased with our sales pipeline. We have more product and more potential right now than we have ever had. We have a sales plan that gives us multiple ways to succeed and multiple paths to take because of expanding product. It’s almost like Broadridge’s version of a money-ball approach, where a contribution from many ordinary sources can yield strong results without a reliance on a home run-type source. The business that was spun off 5 years ago is very different from our business today. In the past, we would generally rely on stock record growth and trade growth; but today, the driver that has enabled us to perform through the market downturn, has primarily been product, and a lot more of them.

Therefore, we maintain our confidence in the future, but it’s not because we are banking on stock record growth and trade growth returning. It’s all about new and enhanced product, increasing brand strength, and Broadridge’s ability to sell and execute to the new needs of our marketplace. There is more upside than downside in trades, positions, and event-driven revenues in the long term. In the near term, could those things go down? Sure. But given how long this difficult market has been, it doesn’t seem likely they could get much worse without another severe market issue. Everything you are hearing about our future and revenue earnings growth opportunity is tied to our expanding product breadth.

Now, the IBM data center migration continues to progress as planned, and we anticipate the conversion will be substantially completed by the end of our fiscal year. We have solid activity integrating our acquisitions. We anticipate they will contribute meaningful revenue and earnings to our fiscal year 2012 and 2013 results. As previously stated, for fiscal year 2012, we expect our acquisitions to generate over $200 million in revenue and approximately $40 million in EBITDA. Because of our strong culture and highly-engaged associates, Broadridge’s brand and reputation of being a world-class service processor, appropriately continues to grow. Recent studies indicate that 89% of the decision-makers of our services are aware of Broadridge, and 71% would consider buying. Once a sale is closed, once an acquisition is complete, once an initiative is committed to, the Broadridge machine executes extraordinarily well. That success, and corresponding brand, is a critical component of our confidence in fiscal year 2013 and beyond.

While we have cost containment, let me emphasize that we are surgically managing this process with an unconditional commitment to continuing to invest in the business to increase product and growth opportunities. Our full-year revenue guidance for this year is 7% to 8% growth, and we are reaffirming our full-year non-GAAP diluted earnings-per-share guidance of $1.50 to $1.60 per share. I am satisfied about how we are ending fiscal year 2012. As Dan and I have discussed, our recurring revenues continue to grow due to our high client revenue retention, strong sales, and acquisitions. Our ability to provide guidance in August of $1.80 earnings-per-share for fiscal year 2013 remains contingent on continuing to experience 99% client revenue retention and strong sales.

And, although we have not seen an improvement in event-driven revenues, if they were to return to historical levels, that would be worth an additional $0.20 in earnings-per-share. Nothing would be possible without our engaged associates. The investment we’re making in the business, the commitment to product, the benefits to our clients, which is being executed whether it be through integration or implementation by our highly engaged associates, will ultimately lead to the greatest value-creation opportunities for our shareholders in fiscal year 2012 and beyond. I’ll now turn the call over to Marcus, the operator. And as always, we welcome your questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instructions) We have a question from the line of Chris Donat.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Hi, good morning, everybody.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Chris, good morning.

Christopher Donat - Sandler O’Neill & Partners - Analyst

My question has really two parts to it. On the securities processing side, just on the first – as we consider the environment we’re in, it seems like a lot of brokers and exchanges are concerned about the volume activity we have out there now. And I’m wondering if that affects the conversations you have with potential outsourcing clients, either to accelerate their decision-making process and get some of those costs off their books, or does it slow it down, as they are not just dealing with what is looking like a lackluster trading environment, but also continued uncertainty about regulations. I’m just wondering if there is any change in the pace to your conversations with potential outsources?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure. I talked about the pipeline. I talked about, in the number of things that I am particularly excited about to be on the issuer side, the communications side, et cetera, I won’t repeat all that, it’s certainly the reengineering of the back office with our outsourcing capabilities. There are more people in dialogues, willing to have dialogues, willing to consider alternatives, than ever before. I would guess that volumes, although no one has specifically, that I can recall in the conversations I’ve been in, related their interest to that alone. But I would say that would be one of the factors that certainly has influence.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Okay. And then, part 2 is getting to Penson, specifically. I just want to make sure I’ve got some of this right. So it’s annually roughly $50 million of revenue from Penson, and I know that Penson has been selling off parts of their business, and I think the Canadian business is up, do you have a split of what’s US and Canadian from Penson? And then, if there’s anything like a change of control provision or something like that, in the Canadian operation, if that were to be sold by Penson?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, Chris, it’s Dan. So, the way to be thinking about it, US and Canada is, there’s approximately $13 million to $15 million in Canada, and the rest is made up of the United States. Rich, do you want to handle the second piece of that question?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure. Penson is completely on our platform and so, regardless of what would happen with that business, there are two aspects. One, our desire would be to continue processing for the long-term. The short-term on a transaction like that is normally measured in year or years, not months, and certainly not days. And we have the relationship with Penson recognizes that there are different parts of the business and our contractual commitments tie to the different parts of the business, so if for some reason, someone – if they were to sell that business, or if someone were to assume our contract, we enter into a new relationship, there would obligations from Penson that we would pursue.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Okay, pgot it. Thank you very much.

Operator

Your next question comes from the line of Rayna Kumar.

Rayna Kumar - Evercore Partners - Analyst

Hello, I’m calling in for David Togut. Could you please quantify any unit prices – pricing changes ever made in SPS and ICS during the quarter, and maybe break it down between equity and fixed-income processing?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

The unit pricing? I’m not quite sure I understand the question. Are you talking about – obviously you are not taking about trade volumes? You are talking about trade volumes.

Rayna Kumar - Evercore Partners - Analyst

I’m talking if there was any – I’m asking if there are any pricing changes made during the quarter?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

There’s nothing of any material nature that we’re aware of, and I would suspect there was very little, if any, changes made.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, to bring you up to speed, which was, if you go to the key statistics page where we talk about where we are year-to-date, there’s about the 2% kind of concession rate that we already planned for and we’ve been running slightly better than even then, so.

Rayna Kumar - Evercore Partners - Analyst

Okay. And if you could just comment on how Matrix and Paladyne have performed relative to your acquisition performance?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure. Matrix, which was our largest transaction as we are very pleased with the pipeline of activity related to that, we have brought in significantly better access to the buy side – I’m sorry, excuse me, we have brought in significantly better access to the sell side, than they had on their own. There is, in discussions with the sell side, product opportunity beyond what Matrix was originally considering and pursuing. On top of that, this low-return market and fee disclosure requirements really make Matrix’s low-cost model extraordinarily attractive for anyone considering that need. You combine that with fee disclosure and fiduciary responsibilities to achieve better returns, we believe there are a lot of products out there and K solutions out there right now, that are going to be under strong pressure to find a lower-cost, more complete open architecture processor, like Matrix.

Paladyne, we are pleased with the way the integration process is going. We are excited that we have retained the Senior Management. We have alignment with the Senior Management going forward and we are actively aligning the prior sales opportunities they had and seeing if there’s any way we can help with that, and also expanding them, because of the stronger brand and credibility we have on both the sell side and buy side. So we are pleased with those acquisitions, and generally, with every acquisition of any size.

Rayna Kumar - Evercore Partners - Analyst

Great. And lastly, could you just tell us your profit expectations in 2013 for IBM, Penson, and MSSB contracts?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes. So, the way we had discussed before, and nothing has changed, is that IBM should be worth about $15 million to us. Morgan Stanley Smith Barney, approximately $6 million to us incrementally.

Rayna Kumar - Evercore Partners - Analyst

And Penson?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

And Penson, really, is about, I’ll call it $3 million to $4 million, because the majority of the Penson pickup was this year.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

But as I said in the call, we’re watching the restructuring efforts with great interest.

Rayna Kumar - Evercore Partners - Analyst

Thank you.

Operator

Your next question comes from the line of Jim Kissane

James Kissane - BofA Merrill Lynch - Analyst

Yes, thanks. Rich, what portion of the equity trades process today are now under fixed-price contracts or non-transaction based pricing?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, so, Jim, approximately 60%, or under what we’ll call fixed, okay, if we’re talking about trade volumes, or what we call, you know the other things like, we have other products that we’re selling out there, so 60% of all of our revenue from that business comes from some sort of monthly fee or a, what we call step-function, whereby you’d have to get up to like 20% kind of volume growth to get any up-tick. So the remaining 40% is still trade volume-driven.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

And, Jim, though you’ve followed us for a long time, so you know that we have stabilized this revenue as it relates to market activity pretty dramatically from where we historically were.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, so, for instance, by the way, this last quarter, when we’re talking about 11% drop in trade volumes, where we used to be talking about significant dollars, fall to our bottom line either positively or negatively, today we’re talking about approximately $3 million to $4 million. That’s the whole point, Jim.

James Kissane - BofA Merrill Lynch - Analyst

Exactly, that’s why I’m bringing it up. So, where do you see it going? Is there going to be a continued shift; will that be 70% a year from now?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

I expect there’ll be a shift for two reasons. One is, as you can see from the acquisitions in our new products, are primarily based upon some kind of variable other than trades or a monthly fee. That’ll be the primary driver versus just changes in contracts.

James Kissane - BofA Merrill Lynch - Analyst

Okay. And Rich, just a clarification. You said 50% of the growth in recurring revenue was from acquisitions? My sense is that’s all the recent acquisitions, right, as opposed to just Paladyne? Maybe if you could just break out the Paladyne–

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Oh yes, no, absolutely. That’s all of the acquisitions recently completed.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, Jim, let me help you; if you’d looked at the overall growth per year-to-date of 8%, okay, and you take the recurring piece alone that’s grown at about 13%, and it’s 50-50 when we talk about what we say is going to acquisitions versus what we’ll call core in acquisitions, meaning, the acquisition number we’re giving to you, which is half the revenue growth that’s coming from what I’ll call purchased revenue (multiple speakers), okay? The other half is coming from a combination of what we call core, our core business, as well as what the acquisitions are contributing as far as new sales.

James Kissane - BofA Merrill Lynch - Analyst

Got you, that’s helpful. And then, Rich, maybe based on your discussions with the mutual funds, when do they expect more normalized event-driven activity? Is over the next couple of years or is there - at what point do you think there is something structurally changed here?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Jim, I, as you know, spend a lot of time with clients, including mutual fund clients. They have a high-level of frustration at the current economic environment. They recognize that they have needs that they are going to have to address in the future; but until they have either a black and white regulatory requirement to meet, they’re going to look to defer those needs until they get some benefit from the current economic environment or some change, an improvement in the current economic environment. That’s pretty much the status-quo. Now, the reality is, as time marches on, those black and white regulatory reasons that they would go to market continue to evolve and become more fixed and more definite.

James Kissane - BofA Merrill Lynch - Analyst

Okay, thank you very much.

Operator

Your next question comes from the line of Tien-Tsin Huang

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Hi, just a follow-up to Jim’s last question there, I’m curious with the event-driven [fees] still being needed here and any lows, is it causing you to second-guess the whole cyclical versus secular debate? And it sounds like there’s some chances to maybe get more creative on pricing?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Tien-Tsin, the dialog that we had in the past, I’m not going to repeat it all, but in the last call, I believe it was, I went into pretty significant detail about, when we look at all the changes, for example, Massachusetts Inc. funds reincorporating into Delaware, we took the range of 21% to 24% of positions that should go to market and we drove that down to 16% to 19% going forward. Being that we’re at 10% or less right now, alright, it’s not changing the view that we expressed in the last call. Now, one of the things that our team here continues to point out is, that two years ago, when it was event-driven at really offset all of the other weaknesses in the business, alright, I’m going back to fiscal ‘10, and we had over 50% of the positions.

So one could say that, back then, a number of funds also went out and cleaned up their needs for awhile. So, we’re going to remain – I can’t see anything that we’re aware of, and we spent a lot of time internally, and with quality groups like DCG studying this. We expect over Broadridge’s future, event-driven has more upside than downside. But one of the things that we have done in part of the course containment activities that I’ve talked about, we have absolutely made plans to move some of the functions that used to be on a stand-alone basis and incorporate them into other operations that we have to make the situation less of a concern from an ongoing cost basis.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Tien-Tsin, I know you have asked these questions before, as well as even leading back to what Jim was talking about. What we have talked about is that you know what, we used to have a very nice kind of steady state of 20% to 25% of all positions. That was nice, because you only had a variable of about five points between the high and the low. What we’re saying though now is, as this has been building up, is that, as we’ve talked about, it could come back much more erratic. And that’s the whole reason everything we have been sharing, including when we talked about $1.80 going into next year, was that we’re going to separate out as we have talked about event-driven because it could come back very erratic.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

And Tien-Tsin, last comment. What you are hearing, though, is that our traditional variables in trades, stock record growth, let’s put event driven into it, which went the wrong way, so trade and stock record growth, I would put our historical weak levels, and event-driven is that the historical low level. And the efforts to reposition this business with the products we have built and acquired that give us the confidence to manage through what still is a weak economic environment, and the inner position to create long-term value as we go forward, because we still intend to growth through this weak economic environment.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, just adding one last piece on that. Even though we are talking about the equity trade volumes and they are down, but stock record growth looks to be positive this year and it was down last year, the good news out of all this event-driven is the mutual fund proxy positions are still growing at an 8% clip, so, you know, is just a factor of saying when does it come back?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

And let me add one other clarification to that, because it’s counterintuitive, because everyone knows that the funds are experiencing weak revenue. The summer will be counterintuitive that the positions continue to grow up. But remember, positions and assets are two entirely different items. We are very focused on positions as it relates to our mutual fund asset servicing and positions can go up because people continue to open up 401-Ks. They continue to diversify their portfolios. That doesn’t mean their total assets, and certainly it does not mean, because it is not the case, that the total assets in the fund industry are going up near the percentage or any percentage like this.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Understood all that, so just to clarify then, Dan, you said 8% – is that the difference between the $0.15 and $0.20 toward normalized event-driven fees? Is that just the compounding of the positions growing?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes. So, to say that was – if we said we were to come back to historical levels, and that would add back on $0.20, about $0.18 of that is fee and $0.02 from postage, what we’d be saying is, that compounded continued growth of 8% should even help move that number forward above the $0.20.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay, understood, understood. Sorry to - just wanted to get the clarification. And then the money-ball question. Rich, I guess which new assets here – I’ve heard you talk about that a little bit. Which new assets should we be paying most attention to that could be bigger needle movers in the mid-term or even the long-term?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

(multiple speakers) I covered Matrix in an earlier question and we expect Matrix to continue to grow. The reengineering of the back office – we continue in many large dialogues which ties directly to two items. One, the weak economic environment, and two, as the world continues to get more complex, people have to pick and chose where to spend their IT dollars. We really have a very strong brand in terms of the qualify of our product. And even as I think about the consulting firms out there and the number of them which are now viewing Broadridge as the right entity to recommend to their clients when they consider these activities, that feels very, very good.

In the communication side, we have lots of activities going on, the issue of services. We’re about to have our 100th virtual Annual Meeting. We are adding new [eta] clients, still, I believe at the pace of about one a week. We are adding more registered proxy processing clients, and so, as you listen to this call, go back to the last call where I went into more detail on these activities. As you think about the revenue growth coming from organic and acquisitions, but the organic is clearly our product, or our expanding products, across Broadridge’s – both of Broadridge’s segments, there are a number of activities, and, Tien-Tsin, the great thing is that, as I look at any one of them right now, I’m not saying, and look at this huge number it’s driving to the bottom line, but when you add them all up together, that is really where the money-ball concept comes into play. You just combine the numbers we reported here and that value going forward is meaningful and can drive good performance. If one or two of them turn into a hot product, of course it will even be better performance.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, I’d also point out that, when we talked about what the contribution from sales was, we said the forecast of 4%, you should absolutely understand that our acquisitions are full point of that, and our emerging products make up another half a point to a point. So, the investments we have made in those areas are pushing our overall revenue growth up.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay. Maybe if I could just sneak in one more on the Penson side, I know you are taking on more stock in your diligence, you know, with that partner, how much confidence do you have that a $50 million contract itself is safe? Is there a chance of that getting scoped down and potentially reworked as well or did that not come up in the discussions?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, there are really two questions here, so, as Dan articulated so accurately and in detail, virtually everything was considered through an impairment analysis. Now terms of Penson, I’m really not in the business of speculating, so I’m going to go back to my comment, we’re going to continue to monitor their restructuring efforts with great interest.

Operator

(Operator Instructions)I’m showing we have no further questions at this time. I would like to turn the call back over to Mr. Daly.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay, well again, Dan, Rick, and I want to thank everyone for your participation today. We will look forward to our luncheon next week, and we’ll look forward to chatting with you as we go through the fourth quarter, and into our fiscal year ‘13. Thanks again for your time and choose to have a great day.

Operator

This concludes today’s Broadridge Financial Solutions, Inc. third quarter fiscal year 2012 earnings conference call. Thank you for your participation. You may now disconnect.